Exhibit 23.1

 Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Marker Therapeutics, Inc. (formerly known as TapImmune, Inc.) on Form S-8 of our report, which include an explanatory paragraph as to the Company’s ability to continue as a going concern, dated March 23, 2018, with respect to our audits of the consolidated financial statements of TapImmune, Inc. as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016 appearing in the Annual Report on Form 10-K of TapImmune, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY
October 29, 2018